Exhibit 99.1

News Release

MMC REPORTS SECOND QUARTER 2007 RESULTS

Consolidated Revenue Increases 7 Percent to $2.8 Billion

Income from Continuing Operations Up 7 Percent

Board Authorizes $1.5 Billion Share Repurchase Program

NEW YORK, Aug. 7, 2007—Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the second quarter and six months ended June 30, 2007.

In the quarter, consolidated revenue was $2.8 billion, up 7 percent from the second quarter of 2006, or 4 percent on an underlying basis. Income from continuing operations was $140 million, or $.25 per share, compared with $131 million, or $.24 per share, last year. Income from discontinued operations, net of tax, which primarily reflects the results of Putnam Investments, was $37 million, or $.06 per share, compared with $41 million, or $.07 per share, last year. Net income rose 3 percent to $177 million, or $.31 per share, from $172 million, or $.31 per share, a year ago. Noteworthy items, described in the attached supplemental schedules, reduced earnings per share by $.04, compared with a reduction of $.05 per share in the second quarter of 2006.

For the six months ended June 30, consolidated revenue of $5.6 billion increased 6 percent from $5.3 billion in the year-ago period, or 3 percent on an underlying basis. Income from continuing operations was $368 million, or $.66 per share, an increase of 11 percent from $331 million, or $.60 per share, in the year-ago period. Income from discontinued operations, net of tax, was $77 million, or $.13 per share, compared with $257 million, or $.45 per share, in the prior-year period. Net income was $445 million, or $.79 per share, compared with $588 million, or $1.05 per share, last year, reflecting the gain on the sale of Sedgwick Claims Management Services in the first quarter of 2006.

“MMC achieved another quarter of solid revenue growth,” said Michael G. Cherkasky, president and chief executive officer of MMC. “Although profitability varied across our business segments, the overall revenue gain illustrates our long-term growth strategy. We will continue our strategy of growing revenue and investing in the future, with continued attention on expense discipline. The sale of Putnam Investments, completed last week, will allow us to concentrate on our core businesses and return a substantial amount of capital to shareholders. We are very pleased that MMC’s Board of Directors has approved a $1.5 billion share repurchase program, which will begin as soon as possible.”

Risk and Insurance Services

Risk and insurance services revenue in the second quarter was $1.4 billion, an increase of 2 percent from the second quarter of 2006.

In the quarter, Marsh’s revenue was $1.1 billion, up 2 percent from last year. Excluding the impact of market services revenue of $34 million in the year ago period, underlying revenue increased 2 percent in the quarter with 3 percent growth in the Americas. The second quarter of 2006 was the last period in which Marsh recorded significant revenue from prior market service agreements, and there was no such revenue in this year’s second quarter. Geographically, Marsh's revenue included $627 million in the Americas, $392 million in EMEA and $105 million in Asia Pacific. New business increased in the second quarter, marking the fifth consecutive quarter that new business increased. Premium rate declines in the commercial insurance marketplace continued.

Guy Carpenter’s second quarter revenue was $217 million, representing 2 percent growth on a reported basis and 1 percent growth on an underlying basis. This was achieved despite a continued

decline in U.S. property catastrophe rates from the peak levels at mid-year renewals of 2006, as well as higher risk retention by clients.

Risk Capital Holdings had revenue of $32 million in the second quarter, compared with $28 million in the same period of 2006.

Profitability in the Risk and Insurance Services segment declined from the prior year, reflecting the absence of market services revenue and that expenses to support Marsh’s long-term growth initiatives impacted this quarter to a greater extent than expected.

For the first six months of 2007, revenue for the risk and insurances segment was $2.9 billion, an increase of 1 percent from the year-ago period. Marsh revenue of $2.3 billion rose 1 percent from the year-ago period, and Guy Carpenter’s revenue rose 3 percent to $509 million.

Consulting

MMC’s Consulting segment achieved a revenue increase of 16 percent to $1.2 billion in the second quarter. Revenue rose 11 percent on an underlying basis.

Mercer Human Resource Consulting increased revenue 12 percent to $842 million in the second quarter, and 8 percent on an underlying basis. This growth was achieved throughout Mercer’s operations: retirement and investment produced $319 million in revenue, an increase of 13 percent; health and benefits, $199 million or 9 percent growth; outsourcing, $185 million or 17 percent growth; and talent, $114 million or 8 percent growth.

The Oliver Wyman Group, now the umbrella brand for all of the former Mercer Specialty consulting businesses, grew revenue 27 percent to $376 million in the second quarter, or 18 percent on an underlying basis.

Overall, the Consulting segment’s profitability grew 28 percent and its margin improved to 13.1 percent from 11.8 percent a year ago, driven primarily by double-digit earnings growth at Mercer.

For the six-month period, the Consulting segment posted revenue of $2.3 billion, a 15 percent increase over last year. Mercer increased revenue by 10 percent to $1.6 billion, while the Oliver Wyman Group grew revenue 26 percent to $705 million.

Risk Consulting and Technology

Kroll’s revenue was $251 million in the second quarter, declining 6 percent from the year-ago quarter, or 4 percent on an underlying basis.

Quarterly revenue in Kroll’s technology operations rose 7 percent, led by Kroll Ontrack, the legal technology and electronic data recovery business. Revenue in Kroll’s consulting operations decreased 17 percent from a year ago, reflecting a significant reduction in the level of client success fees for completed engagements from those received in the second quarter of 2006.

For the six-month period, Kroll’s revenue was $486 million, a decline of 3 percent, or 2 percent on an underlying basis.

Investment Management - Discontinued Operations

Putnam’s results are classified as discontinued operations. In the second quarter, Putnam had revenue of $330 million, a decrease of 2 percent from the second quarter of 2006. Putnam’s assets under management on June 30, 2007, were $193 billion, comprising $121 billion in mutual fund assets and $72 billion in institutional assets. Average assets under management were $193 billion, compared with $185 billion in the second quarter of 2006.

Other Items

As announced on August 3, 2007, Great-West Lifeco, a financial holding company controlled by Power Financial Corp., completed its purchase of Putnam Investments for $3.9 billion in cash. The cash proceeds to MMC after taxes and minority interest are expected to approach $2.5 billion.

MMC’s net debt position, which is total debt less cash and cash equivalents, was $3.8 billion at the end of the second quarter, compared with $4 billion at the end of the 2006 second quarter.

In July 2007, MMC completed a previously announced $500 million accelerated share repurchase program.

Conference Call

A conference call to discuss second quarter 2007 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial (866) 564-7444 or (719) 234-0008 (international). The audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC (Marsh & McLennan Companies) is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and business risk advisor; Guy Carpenter, the risk and reinsurance specialist; Kroll, the risk consulting firm; Mercer Human Resource Consulting, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With more than 54,000 employees worldwide and annual revenue of approximately $11 billion, MMC provides analysis, advice, and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: future actions by regulators; the outcome of contingencies; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of restructuring and other cost-saving initiatives; share repurchase programs; the expected impact of acquisitions and dispositions; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the economic and reputational impact of litigation and regulatory proceedings described in the notes to our financial statements;

•	our ability to effectively deploy the proceeds received by MMC in August 2007 from the sale of Putnam, and the timing of our use of those proceeds;

•	our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;

•	our ability to retain existing clients and attract new business, and our ability to recruit and retain key employees;

•	revenue fluctuations in risk and insurance services relating to the net effect of new and lost business production and the timing of policy inception dates;

•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events such as hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	the impact on our consulting segment of pricing trends, utilization rates, legislative changes affecting client demand, and the general economic environment;

•

our ability to implement our restructuring initiatives and otherwise reduce or control expenses and achieve operating efficiencies, including our ability to generate anticipated savings and operational improvements from the actions we announced in September 2006;

•	the impact of competition, including with respect to pricing and the emergence of new competitors;

•	fluctuations in the value of Risk Capital Holdings’ investments;

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;

•	the impact on our operating results of foreign exchange fluctuations;

•

changes in applicable tax or accounting requirements, and potential income statement effects from the application of FIN 48 (“Accounting for Uncertainty in Income Taxes”) and SFAS 142 (“Goodwill and Other Intangible Assets”); and

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of MMC’s annual report on Form 10-K for the year ended December 31, 2006.

Marsh & McLennan Companies, Inc.

Consolidated Statements of Income

(In millions, except per share figures)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Service Revenue	$2,788	$2,606	$5,551	$5,229
Investment Income (Loss)	31	28	80	79
Total Revenue	2,819	2,634	5,631	5,308

Expense:
Compensation and Benefits	1,692	1,641	3,369	3,227
Other Operating Expenses	854	730	1,602	1,481
Total Expense	2,546	2,371	4,971	4,708

Operating Income	273	263	660	600

Interest Income	15	12	34	27

Interest Expense	(75)	(78)	(146)	(156)

Income Before Income Taxes and Minority Interest Expense	213	197	548	471

Income Taxes	70	64	176	137

Minority Interest Expense, Net of Tax	3	2	4	3

Income from Continuing Operations	140	131	368	331

Discontinued Operations, Net of Tax	37	41	77	257

Net Income	$ 177	$ 172	$ 445	$ 588

Basic Net Income Per Share – Continuing Operations	$ 0.26	$ 0.24	$ 0.67	$ 0.60
– Net Income	$ 0.32	$ 0.31	$ 0.81	$ 1.07

Diluted Net Income Per Share – Continuing Operations	$ 0.25	$ 0.24	$ 0.66	$ 0.60
– Net Income	$ 0.31	$ 0.31	$ 0.79	$ 1.05

Average Number of Shares Outstanding – Basic	548	549	551	548
– Diluted	558	555	560	555

Shares Outstanding at 6/30	542	550	542	550

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Three Months Ended

(Millions) (Unaudited)

	Three Months Ended			Components of Revenue Change
			% Change	Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2007	2006	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$1,124	$1,106	2%	3%	-	(1)%
Reinsurance Services	217	214	2%	1%	-	1%
Risk Capital Holdings	32	28	10%	-	-	10%
Total Risk and Insurance Services	1,373	1,348	2%	3%	-	(1)%

Consulting
Human Resource Consulting	842	751	12%	4%	-	8%
Oliver Wyman Group	376	297	27%	4%	5%	18%
Total Consulting	1,218	1,048	16%	4%	1%	11%

Risk Consulting & Technology	251	265	(6)%	2%	(4)%	(4)%

Total Operating Segments	2,842	2,661	7%	3%	-	4%

Corporate Eliminations	(23)	(27)

Total Revenue	$2,819	$2,634	7%	3%	-	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components above:

	Three Months Ended
			% Change
	June 30,		GAAP
	2007	2006	Revenue
Insurance Services:
Americas	$ 627	$ 634	(1)%
EMEA	392	378	4%
Asia Pacific	105	94	12%
Total Insurance Services	$ 1,124	$ 1,106	2%

Mercer Human Resource Consulting:
Retirement and Investment	$ 319	$ 282	13%
Health and Benefits	199	183	9%
Outsourcing	185	159	17%
Talent	114	107	8%
Reimbursed Expenses	25	20	N/A
Total Human Resource Consulting	$ 842	$ 751	12%

Risk Consulting & Technology:
Technology	$ 141	$ 132	7%
Consulting	110	133	(17)%
Total Risk Consulting & Technology	$ 251	$ 265	(6)%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Insurance Services revenue includes market services revenue of $0 million and $34 million for the three months ended June 30, 2007 and 2006, respectively. Excluding market services revenue, underlying revenue for both Insurance Services and Risk and Insurance Services increased 2%.

The decline in market services revenue primarily impacted revenue in the Americas. Excluding the impact of market services revenue, underlying revenue increased 3% in the Americas.

Interest income on fiduciary funds amounted to $49 million and $44 million for the three months ended June 30, 2007 and 2006, respectively.

Revenue includes net investment income (loss) of $31 million and $28 million for Risk and Insurance Services for the three months ended June 30, 2007 and 2006, respectively.

Risk Capital Holdings owns investments in private equity funds and insurance and financial services firms.

Marsh & McLennan Companies, Inc.

Supplemental Information – Revenue Analysis

Six Months Ended

(Millions) (Unaudited)

	Six Months Ended			Components of Revenue Change
			% Change		Acquisitions/
	June 30,		GAAP	Currency	Dispositions	Underlying
	2007	2006	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$2,266	$2,252	1%	3%	-	(2)%
Reinsurance Services	509	495	3%	2%	-	1%
Risk Capital Holdings	81	74	9%	-	-	9%
Total Risk and Insurance Services	2,856	2,821	1%	3%	-	(2)%

Consulting
Mercer Human Resource Consulting	1,642	1,490	10%	4%	-	6%
Oliver Wyman Group	705	559	26%	4%	5%	17%
Total Consulting	2,347	2,049	15%	4%	2%	9%

Risk Consulting & Technology	486	499	(3)%	2%	(3)%	(2)%

Total Operating Segments	5,689	5,369	6%	3%	-	3%

Corporate Eliminations	(58)	(61)

Total Revenue	$5,631	$5,308	6%	3%	-	3%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

	Six Months Ended
			% Change
	June 30,		GAAP
	2007	2006	Revenue
Insurance Services:
Americas	$1,167	$1,202	(3)%
EMEA	916	886	3%
Asia Pacific	183	164	12%
Total Insurance Services	$2,266	$2,252	1%

Human Resource Consulting:
Retirement and Investment	$ 638	$ 570	12%
Health and Benefits	382	366	4%
Outsourcing	361	315	15%
Talent	213	200	7%
Reimbursed Expenses	48	39	N/A
Total Mercer Human Resource Consulting	$1,642	$1,490	10%

Risk Consulting & Technology:
Technology	$ 273	$ 248	10%
Consulting	213	251	(15)%
Total Risk Consulting & Technology	$ 486	$ 499	(3)%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Insurance Services revenue includes market services revenue of $2 million and $40 million for the six months ended June 30, 2007 and 2006, respectively. Excluding market services revenue, underlying revenue for Insurance Services decreased 1% and was flat for Risk and Insurance Services.

The decline in market services revenue primarily impacted revenues in the Americas. Excluding the impact of market services revenue, underlying revenue decreased 1% in the Americas.

Interest income on fiduciary funds amounted to $96 million and $85 million for the six months ended June 30, 2007 and 2006, respectively.

Revenue includes net investment income (loss) of $80 million and $78 million for Risk and Insurance Services and $0 million and $1 million for Consulting for the six months ended June 30, 2007 and 2006, respectively.

Risk Capital Holdings owns investments in private equity funds and insurance and financial services firms.

Marsh & McLennan Companies, Inc.

Supplemental Information

(Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue:
Risk and Insurance Services	$1,373	$1,348	$2,856	$2,821
Consulting	1,218	1,048	2,347	2,049
Risk Consulting & Technology	251	265	486	499
	2,842	2,661	5,689	5,369
Corporate Eliminations	(23)	(27)	(58)	(61)
	$2,819	$2,634	$5,631	$5,308
Operating Income (Loss) :
Risk and Insurance Services	$ 125	$ 139	$ 384	$ 407
Consulting	159	124	297	237
Risk Consulting & Technology	32	42	58	66
Corporate	(43)	(42)	(79)	(110)
	$ 273	$ 263	$ 660	$ 600

Segment Operating Margins:
Risk and Insurance Services	9.1%	10.3%	13.4%	14.4%
Consulting	13.1%	11.8%	12.7%	11.6%
Risk Consulting & Technology	12.7%	15.8%	11.9%	13.2%

Consolidated Operating Margin	9.7%	10.0%	11.7%	11.3%
Pretax Margin	7.6%	7.5%	9.7%	8.9%
Effective Tax Rate	32.9%	32.5%	32.1%	29.1%

Potential Minority Interest Associated with the
Putnam Equity Partnership Plan	$ 2	$ 3	$ 4	$ 5

Marsh & McLennan Companies, Inc.
Supplemental Information- Continuing Operations
(Millions) (Unaudited)

Significant Items Impacting the Comparability of Financial Results:

The year-over-year comparability of MMC’s financial results for the second quarter and six months ended June 30 are affected by a number of noteworthy items. The following table identifies the impact of noteworthy items on segment and consolidated operating income for the periods indicated.

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate & Eliminations	Total
Three Months Ended June 30, 2007

Restructuring Charges (a)	$ 4	$ 1	$ -	$ 5	$ 10
Accelerated Amortization/Depreciation	3	2	-	-	5
Settlement, Legal and Regulatory (b)	15	-	-	-	15
Total Impact in the Period	$ 22	$ 3	-	$ 5	$ 30

Three Months Ended June 30, 2006

Restructuring Charges (a)	$ 26	$ (1)	$ -	$ 1	$ 26
Accelerated Amortization/Depreciation	16	-	-	3	19
Settlement, Legal and Regulatory (b)	11	-	-	-	11
Total Impact in the Period	$ 53	$ (1)	$ -	$ 4	$ 56

	Risk & Insurance Services	Consulting	Risk Consulting & Technology	Corporate & Eliminations	Total
Six Months Ended June 30, 2007

Restructuring Charges (a)	$ 28	$ 1	$ -	$ 11	$ 40
Accelerated Amortization/Depreciation	8	5	-	3	16
Settlement, Legal and Regulatory (b)	26	-	-	-	26
Other (c)	-	-	-	(14)	(14)
Total Impact in the Period	$ 62	$ 6	$ -	$ -	$ 68

Six Months Ended June 30, 2006

Restructuring Charges (a)	$ 45	$ (1)	$ -	$ 27	$ 71
Accelerated Amortization/Depreciation	21	-	-	3	24
Settlement, Legal and Regulatory (b)	21	-	-	-	21
Total Impact in the Period	$ 87	$ (1)	$ -	$ 30	$ 116

Notes
(a) Primarily includes severance and related charges, costs for future rent and other real estate costs, and consulting costs related to cost reduction initiatives.

(b) Reflects legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and indemnification of former employees for legal fees they have incurred in connection with the events of October 2004.

(c) Represents an accrual adjustment related to the separation of former MMC senior executives.

The above schedules exclude credits of $10 million and $7 million for the three months and six months ended June 30, 2006 that related to Putnam which is included in discontinued operations.

Marsh & McLennan Companies, Inc.

Consolidated Balance Sheets

(Millions) (Unaudited)

	June 30, 2007	December 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$ 1,117	$ 2,015
Net receivables	3,028	2,718
Assets of discontinued operations	1,570	1,921
Other current assets	294	322

Total current assets	6,009	6,976

Goodwill and intangible assets	7,606	7,595
Fixed assets, net	969	990
Long-term investments	99	124
Pension related asset	675	613
Other assets	1,831	1,839

TOTAL ASSETS	$17,189	$18,137

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$ 1,341	$ 1,111
Accounts payable and accrued liabilities	2,519	2,486
Regulatory settlements-current portion	175	178
Accrued compensation and employee benefits	788	1,230
Liabilities of discontinued operations	339	782
Accrued income taxes	49	131
Dividends payable	104	-

Total current liabilities	5,315	5,918

Fiduciary liabilities	3,875	3,587
Less – cash and investments held in a fiduciary capacity	(3,875)	(3,587)
	-	-
Long-term debt	3,608	3,860
Regulatory settlements	-	173
Pension, postretirement and postemployment benefits	1,051	1,085
Liabilities for errors and omissions	630	624
Other liabilities	926	658

Total stockholders’ equity	5,659	5,819

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,189	$18,137

Marsh & McLennan Companies, Inc.

Supplemental Information – Discontinued Operations

(Millions) (Unaudited)

On January 31, 2007, MMC entered into a stock purchase agreement with Great-West Lifeco ("GWL"), a financial holding company controlled by Power Financial Corporation, pursuant to which GWL agreed to purchase Putnam Investments Trust. The transaction closed on August 3, 2007. Putnam's results of operations for the three months and six months ended June 30, 2007 and 2006, respectively, were segregated and reported as discontinued operations in the accompanying consolidated statements of income.

In 2006, MMC sold its majority interest in Sedgwick Claims Management, a provider of claims management and associated productivity services; Price Forbes, its U.K.-based insurance wholesale operation; and Kroll Security International, its international high-risk asset and personal protection business. The gains or losses on these disposals, as well as their results of operations, are reported as discontinued operations in the accompanying consolidated statements of income.

Summarized Statements of Income data for discontinued operations is as follows:

	Three Months Ended June 30,
	2007	2006
Putnam:
Revenue	$330	$339
Expense	265	263
Net Operating Income	65	76
Other Discontinued Operations – Income before provision for income tax	(1)	(1)
Provision for income tax	27	34
Discontinued operations, net of tax	$ 37	$ 41

	Six Months Ended June 30,
	2007	2006
Putnam:
Revenue	$686	$684
Expense	546	544
Net Operating Income	140	140
Other Discontinued Operations – Income before provision for income tax	(2)	(1)
Provision for income tax	61	58
Income from discontinued operations, net of tax	77	81

Gain on disposal of discontinued operations	-	306
Provision for income tax	-	130
Gain on disposal of discontinued operations, net of tax	-	176
Discontinued operations, net of tax	$ 77	$257

Notes

Putnam's results for the three months and six months ended June 30, 2006 include credits of $10 million and $7 million, respectively, primarily related to an insurance recovery of previously expensed legal fees.

Putnam's results through August 2, 2007 will be included in MMC's consolidated results.

Marsh & McLennan Companies, Inc.

Supplemental Information – Putnam Assets Under Management

(Billions) (Unaudited)

	June 30,	March 31,	Dec 31,	Sept. 30,	June 30,
	2007	2007	2006	2006	2006
Mutual Funds:
Growth Equity	$ 24	$ 24	$ 26	$ 26	$ 27
Value Equity	37	36	37	36	36
Blend Equity	30	29	28	26	26
Fixed Income	30	30	33	30	30
Total Mutual Fund Assets	121	119	124	118	119

Institutional:
Equity	38	36	36	34	32
Fixed Income	34	33	32	30	29
Total Institutional Assets	72	69	68	64	61
Total Ending Assets	$193	$188	$192	$182	$180

The asset information above includes the following:
Assets from Non-US Investors	$ 41	$ 38	$ 36	$ 34	$ 31
Assets in Prime Money Market Funds	$2.3	$ 1.6	$ 4.3	$ 0.5	$ 0.6

Average Assets Under Management:
Quarter	$193	$189	$189	$179	$185
Year-to-Date	$191	$189	$186	$185	$188

Net Flows including Dividends Reinvested:
Quarter	$(3.1)	$(6.0)	$ (0.1)	$ (3.1)	$ (6.0)*
Year-to-Date	$(9.1)	$(6.0)	$ (15.8)	$(15.7)	$(12.6)

Impact of Market/Performance on Ending
Assets Under Management	$ 8.1	$ 1.8	$ 9.9	$ 5.5	$ (3.5)

* Net redemptions in the quarter ended June 30, 2006 includes $2.8 billion of redemptions in institutional equity resulting from ending Putnam’s alliance with an Australian partner.

Categories of mutual fund assets reflect style designations aligned with Putnam’s various prospectuses. All quarter-end assets conform with the current investment mandate for each product.